Exhibit 4.1

THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT

     This Third Amendment to Revolving Credit Agreement (this “Amendment”), dated as of May 18, 2005 (the “Amendment Effective Date”), is by and among The Men’s Wearhouse, Inc., a Texas corporation (the “Borrower”), the financial institutions party hereto (collectively, the “Banks” and individually, a “Bank”) and JPMorgan Chase Bank, N.A. (together with any successor thereof, “JPMorgan Chase”) in its capacity as administrative agent (the “Agent”) for the Banks.

     Whereas, the Borrower, the Banks, the Agent, JPMorgan Chase, J.P. Morgan Securities Inc. (as “Sole Bookrunner”), J.P. Morgan Securities Inc. and Fleet Securities, Inc. (together as “Co-Lead Arrangers”), Wachovia Bank, National Association and Fleet National Bank (together, as “Co-Syndication Agents”) previously entered into that certain Revolving Credit Agreement dated as of January 29, 2003 (as amended from time to time, the “Credit Agreement”);

     Whereas, the Borrower has requested an amendment to the Credit Agreement to increase by $50 million the amount of its Capital Stock that it may repurchase; and

     Whereas, in connection with the foregoing, the Banks which are a party hereto have agreed to such request subject to the terms and conditions set forth herein;

     Now Therefore, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows. Capitalized terms used but not otherwise defined herein shall have the meanings assigned such terms in the Credit Agreement.

     Section 1. Amendments. The Credit Agreement is hereby amended as follows:

     (a) Section 10.3(d) is hereby amended by deleting the figure “$56,500,000” and inserting in lieu thereof the figure “$106,500,000”.

     (b) Section 10.3(e) is hereby amended by deleting the figure “$56,500,000” and inserting in lieu thereof the figure “$106,500,000”.

     Section 2. Amendment and Ratification. Upon the effectiveness hereof as provided in Section 13.18 of the Credit Agreement, this Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as modified hereby, is hereby ratified, approved and confirmed to be in full force and effect in each and every respect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Bank, any Agent, or Issuing Bank under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. All references to the Credit

Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as modified hereby.

     Section 3. Conditions to Effectiveness. This Amendment shall become effective as of the Amendment Effective Date when the Agent has confirmed (and has so notified the Borrower) that counterparts hereof have been duly executed by the Borrower and the Majority Banks and delivered to the Agent.

     Section 4. Representation and Warranty. The Borrower hereby represents and warrants that, as of the Amendment Effective Date, after giving effect hereto:

     (i) the representations and warranties of the Borrower and each Subsidiary contained in the Loan Documents are correct on and as of such date (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct as of such earlier date), as though made on and as of such date;

     (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default; and

     (iii) no change in the business, assets, management, operations, financial condition or prospects of the Borrower and its Subsidiaries, as a whole, has occurred since the date of the most recent financial statements delivered pursuant to Section 9.1(b) of the Credit Agreement, which change has or is reasonably likely to have a Material Adverse Effect.

     Section 5. Governing Law. This Amendment shall be construed in accordance with and be governed by the laws of the State of New York.

     Section 6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

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     In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the Amendment Effective Date.

THE MEN’S WEARHOUSE, INC.
By:	/s/ CLAUDIA A. PRUITT
	Name:	Claudia A. Pruitt
	Title:	Vice President, Treasurer and Assistant Secretary

JPMORGAN CHASE BANK, N.A. individually and as Agent
By:	/s/ H. DAVID JONES
	Name:	H. David Jones
	Title:	Vice President

FLEET NATIONAL BANK
By:	/s/ ROSS EVANS
	Name:	Ross Evans
	Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ SUSAN T. GALLAGHER
	Name:	Susan T. Gallagher
	Title:	Vice President

UNION BANK OF CALIFORNIA, N.A.
By:	/s/ HENRY G. MONTGOMERY
	Name:	Henry G. Montgomery
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ GREGORY L. DRYDEN
	Name:	Gregory L. Dryden
	Title:	Senior Vice President

NATIONAL CITY BANK
By:	/s/ MICHAEL J. DURBIN
	Name:	Michael J. Durbin
	Title:	Senior Vice President

AMEGY BANK NATIONAL ASSOCIATION (f/n/a/ Southwest Bank of Texas N.A.)
By:	/s/ LAIF AFSETH
	Name:	Laif Afseth
	Title:	Senior Vice President